Medalist Partners, LP

___________________________

Code of Ethics

April 2018

This Code of Ethics is the sole property of Medalist Partners, LP (the "Firm") and must be returned to the Firm upon termination of an Employee's association with the Firm for any reason.  The contents of this Code are confidential.  Employees may not reproduce, duplicate, copy, or make extracts from or abstracts of this Code, or make it available in any form to non-employees without approval of the Firm's Chief Compliance Officer.

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TABLE OF CONTENTS

Contents

I.                             INTRODUCTION

1.1.................. Overview

1.2.................. Commonly Used Terms

II.                           POLICY ON INSIDER TRADING

2.1.................. Overview

2.2.................. Restricted List

III.                         EMPLOYEE PERSONAL TRADING POLICY

3.1.................. Scope

3.2.................. Types of Accounts Subject to Personal Trading Policy

3.3.................. Disclosure/Maintenance of Accounts

3.4.................. Prohibitions on Personal Trading

3.5.................. Specific Investment Restrictions

3.6.................. Monitoring of Employee Transactions and Enforcement

3.7.................. Violations of this Policy

IV.                         GIFTS, PAYMENTS, AND PREFERENTIAL TREATMENT

4.1.................. General Principle

4.2.................. Gifts and Entertainment Given by Employees

V.                           OUTSIDE ACTIVITIES

5.2.................. Service as Director

5.3.................. Fiduciary Appointments

5.5.................. Publication, Radio or TV Appearances

5.6.................. Participation in Public Affairs

VI.                         OTHER EMPLOYEE CONDUCT

6.1.................. Business Opportunity

6.2.................. Dealings with Government and Industry Regulators

6.3.................. Involvement in Litigation.

6.4.................. Corporate Property or Services

VII.                       CONFIDENTIALITY

VIII.                     SANCTIONS

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IX.                         COMPLIANCE

ANNEX A         POLICIES AND PROCEDURES DESIGNED TO DETECT AND PREVENT INSIDER TRADING

I.          INTRODUCTION

1.1       Overview

This Code of Ethics (this “Code”) has been prepared for persons associated with Medalist Partners, LP (the "Firm").

This Code is based on general concepts of fiduciary duty, specific requirements of the Advisers Act applicable to all investment advisers (whether registered or not), federal, state, and local laws and regulations, and internal policies and procedures adopted by the Firm.  The general principles governing this Code are the following:

▪  Placing the interests of the Firm’s clients before your own interests;

▪  Conducting all of your personal trading in a manner consistent with this Code to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility;

▪  Adherence to the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions to benefit their personal interests; and

▪  Compliance with federal securities laws applicable to the Firm’s business as outlined in the Compliance Manual.

▪  Conducting your professional and personal affairs in a manner as to avoid potential harm (real or reputational) to the Firm.

The Firm's policies and procedures are intended to ensure the highest standards of professional conduct, whether or not required by law or regulation.  This Code does not attempt to serve as an exhaustive guide of every legal, regulatory and compliance requirement applicable to the Firm and Employees in the course of conducting the business of the Firm.  Rather, this Code (and the Compliance Manual) is intended to summarize the main legal, regulatory and compliance issues relating to the Firm and its Employees and to establish general rules and procedures governing the conduct of business of the Firm’s business.

This Code is subject to modification and further development.  The Firm, in its sole and absolute discretion, may amend, modify, suspend or terminate any policy or procedure contained in this Code, at any time without prior notice.  The Firm has sole and absolute discretion to interpret and apply the policies and procedures established herein and to make all determinations of fact with respect to their application.  Upon employment, Employees are required to certify in writing that they have: (a) received, a copy of this Code; (b) read and understand all provisions of this Code; and (c) agree to comply with the terms of this Code.  In addition, Employees are further required to certify in writing that they have received, read, and understood any amendments to this Code as they are distributed.

If you have questions or concerns relating to the policies and procedures set forth in this Code, or if you are uncertain about any real or apparent conflicts that exist in any particular situation, you should immediately consult the Chief Compliance Officer.

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1.2       Commonly Used Terms

In order to make it easier to review and understand this Code, a few terms, which are commonly used throughout this Code, are defined below:

Chief Compliance Officer (CCO):  means Gurdev Dillon or such other person as may be designated from time to time.

Chief Executive Officer (CEO):  means Greg Richter or such other person as may be designated from time to time.

Chief Investment Officer (CIO):  means Brian Herr or such other person as may be designated from time to time.

Chief Operating Officer (COO): means Michael Ardisson or such other person as may be designated from time to time.

Medalist Fund:  means any client, managed account, or investment fund managed by Medalist.

Employee:  means each partner, officer, or employee of the Firm.

Firm:  means collectively, Medalist Partners, LP (“Medalist”), and its affiliates.

II.        POLICY ON INSIDER TRADING

2.1              Overview

Federal and state securities laws prohibit any purchase or sale of securities on the basis of material non-public information about the security or its issuer which was improperly obtained, or was obtained under circumstances contemplating that it would not be used for personal gain, and in certain other circumstances.  In addition, "tipping" of others about such information is prohibited.  The persons covered by these restrictions are not only "insiders" of publicly traded companies, but also any other person who, under certain circumstances, learns of material non-public information about the security or its issuer, including, but not limited to, employees, outside attorneys, accountants, consultants or bank lending officers.

Violation of these restrictions by the Firm or an Employee can have severe consequences for the Firm, the Medalist Funds and the Employees.  Penalties for trading on or intentionally communicating material non-public information include imprisonment for up to 10 years, and a criminal fine of up to $1,000,000 or three times the profit gained or loss avoided.  The Firm may also be held liable for failing to take measures to deter securities law violations, where such failure is found to have contributed to or permitted a violation.

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In view of these prohibitions, the Firm has adopted the general policy that Employees may not trade — for the account of the Firm or any of the Medalist Funds, or any personal trading account over which an Employee has a beneficial interest — in the securities of any company about which an Employee possesses, or is aware that the Firm possesses, material non-public information, or "tip" others about such information.  All Employees must exercise utmost care to adhere to this policy and take all reasonable steps to ensure that the Firm and other Employees adhere to this policy.

Any Employee who believes that he or she, or the Firm, may be in possession of material non-public information concerning an issuer's securities should:

(i) Immediately report the matter to the CCO (or, in his or her absence, the COO of the Firm);

(ii) not purchase or sell any such securities on behalf of himself or herself or others, including the Firm and the Medalist  Funds; and

(iii) not communicate the information to anyone inside or outside the Firm, other than the CCO (or, in his or her absence, the COO).

In addition, Employees should immediately inform the CCO (or, in his or her absence, the COO) if they become aware of any actual or potential violation of this policy by another Employee.

The prohibition on insider trading is a complicated subject that is not easily susceptible to reduction to a few general principles.  Accordingly, the Firm has prepared and adopted a statement of Policies and Procedures Designed to Detect and Prevent Insider Trading.  Due to the scope and length of this statement, it is attached as Annex A to this Code rather than incorporated into the text hereof.  All Employees must read and adhere to the restrictions outlined in Annex A.

2.2              Restricted List

The CCO maintains a list (the “Restricted List”) of securities for which trading is restricted for Medalist Funds, and Employee personal trading.  The Restricted List will include, at a minimum, all companies that have a class of publicly traded securities and for which:

•                     Medalist Funds are deemed beneficial owners of an equity interest of 5% or more;

•                     A Medalist partner or officer serves on the Board of Directors of the company;

•                     The Firm may have received material non-public information under a confidential agreement or as a holder in two or more positions of securities or tranches in the same company/structure or

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•                     The Firm has agreed to contractual limitations on its ability to trade securities of the company.

There may be other circumstances when securities may be added to the Restricted List.  The determination to add securities to the Restricted List is made on the basis of all the facts and circumstances of a given situation.

The fact that an issuer is on the Restricted List, or otherwise subject to restriction, is itself highly confidential and should not be disclosed by Firm personnel to any person outside of the Firm.  If you become aware of such information, it should be treated accordingly.  Employees should also avoid discussions as to whether, or why, an issuer’s securities are on the Restricted List.

III.       EMPLOYEE PERSONAL TRADING POLICY

The following Employee personal trading policies are designed to uphold the highest standards of integrity, to comply with laws and regulations, and to reduce real and perceived conflicts of interests between personal transactions and the investment transactions the Firm makes on behalf of its clients.

3.1         Scope

This Policy applies to all principals and employees of Medalist (collectively, referred to as “employees” or “you” except where otherwise distinguished).  It defines the standards for employees to follow in their personal trading accounts.  You are required to be familiar with this Policy and any such additional requirements and to comply with them in all respects.

3.2       Types of Accounts Subject to Personal Trading Policy

This Policy applies to all “Personal Trading Accounts”.  A Personal Trading Account is defined as an account:

•                     that has brokerage capability, i.e., the ability to execute transactions in securities and other related products (including but not limited to equities, debt, commodities, and derivatives)

•                     in which an employee has an interest or has the power, directly or indirectly, to make or influence investment decisions.

For purposes of this Policy, the definition of “Personal Trading Account” includes accounts of, local law permitting, not only the employee or principal, but also his or her  spouse, domestic partner, minor children and other members in the same household.

The following types of accounts are not covered by this Policy:

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•                     checking, savings, money market and other deposit accounts without brokerage capability;

•         mutual funds and unit investment trusts (“UITs”) held directly at the fund distributor (and not through an account with brokerage capabilities), other than open-end funds that are advised, sub-advised or principally underwritten by Medalist and UITs that are invested in one or more open-end funds that are advised, sub-advised or principally underwritten by Medalist;

•                     savings plans and collective investment plans such as pension, retirement and other similar plans without brokerage capability, other than savings and collective investment plans over which an Access Person1 has investment discretion or control; and

•                     dividend reinvestment plans.

3.3       Disclosure/Maintenance of Accounts

You must maintain your Personal Trading Accounts at any broker:

•                     disclosed to the CCO and approved by appropriate management and the CCO; and

•                     where duplicate account statements or contract notes are provided to the CCO directly by the broker.

3.4              Prohibitions on Personal Trading

As an employee of Medalist, you must pursue the best interests of Medalist and its clients and not put your own trading interests ahead of these interests.  As such, you must adhere to the following principle:

•         All trades in structured credit and individual companies (including their equities, bonds, and derivatives) in Personal Trading Accounts require pre-approval from the CIO or the CCO.  The pre-approval is only valid on the day of approval.

•         All such trades require a 60-day holding period.

This Policy does not apply to broad based exchange traded funds (“ETFs”), options on such ETFs, futures on general commodities, and those Personal Trading Accounts where the employee has fully delegated the investment decision to a third party by means of a discretionary investment management agreement.  Trades on broad based ETFs, options on such ETFs, and futures on general commodities require a holding period of five business days.

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1 An access person under Rule 204A-1 of the Advisers Act is a supervised person who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.  A supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an access person.

Except in limited circumstances with the consent of the CCO and the CIO, you cannot transact in any Personal Trading Account position in which the Funds currently hold a position in either the same security or CUSIP (including any other security or tranche in the same company/structure).

3.5       Specific Investment Restrictions

In addition to the more general restriction discussed above, the Firm has adopted other restrictions on personal investment transactions.

Cross-trades

Cross-trades between Employees and clients are strictly prohibited.

3.6              Monitoring of Employee Transactions and Enforcement

Personal Trading Accounts are monitored by the CCO and/or supervisory review as permitted by local law.

3.7              Violations of this Policy

Medalist may, at your expense and without prior notice, freeze or cancel any transactions or positions resulting from transactions in violation of this Policy as permitted under local law.  You may be required to disgorge profits, if any, from the violation.  You may also be subject to disciplinary action by Medalist, including termination of employment.  In the event applicable laws or regulations are violated, you may also be subject to regulatory sanction and civil and criminal penalties.

IV.       GIFTS, PAYMENTS, AND PREFERENTIAL TREATMENT

4.1       General Principles

The Firm’s Gift and Entertainment Policy (contained in Exhibit 35 to its Compliance Manual) distinguishes between a “gift” and “entertainment.”   Gifts are items that a third party provides to you (or you to a third party).  Entertainment is an event where the giver is present and participates in the event.  All gifts and entertainment must be reasonable and appropriate.  It is not appropriate for gifts or entertainment to be used as an incentive for others to conduct business with the Firm or for the Firm to conduct business with others.  No gifts or entertainment can be given or accepted if causes or has appearance of causing you to act inconsistently with best interest of the Firm or its clients, and must not be of a type or value that may be perceived as creating a conflict of interest.

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All gifts and entertainment of any value given to or received from Restricted Recipients must be pre-approved by the CCO or his designee from the Compliance Committee (“Designee”).  The term “Restricted Recipients” includes government officials, ERISA plan fiduciaries, U.S Union Labor Officials and principals, and officers and employees of an exchange or credit rating agency.

4.2       Gifts

Gifts are items that a third party provides to you (or you to a third party).  A “gift” includes substantial favors, money, credit, special discounts on goods or services, free services, loans of goods or money, tickets to sporting events, trips, hotel expenses, and anything else of value.

As a general rule, you should not accept gifts of more than de minimis value. While there is no absolute definition of de minimis, you should exercise good judgement to ensure that no gift that is excessive in value is accepted.  Subject to this Code and as may otherwise be provided in the Firm’s Compliance Manual, it is acceptable for you to give gifts of nominal value to the extent they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, and involve no elements of concealment.

Giving or receiving cash or cash convertible gifts is prohibited.    The giving or receiving of any air travel on a private plane is also prohibited.

Pre-Approval & Reporting     Pre-approval from the CCO or Designee is required for all gifts given by you to a client or other person who does, or may in the future have, a business relationship with the Firm (“Third Party”) if valued at $300 or more.

You must report to the CCO or Designee the receipt of any gift from a Third Party with a value of $300 or more.

No pre-approval for gifts given, or reporting of gifts received, is required if the value of same is less than $300.

The aggregate value of all gifts given to any one Third Party, or received from any one Third Party, cannot exceed $500 per year.   It is your responsibility to keep track of all gifts given and received below the $300 reporting limit.

You must certify at year end that (i) you have reported and/or sought pre-approval in accordance with the Firm’s gift and entertainment policy, (ii) the Firm’s gift records (which will be shared with you at the time of certification) are accurate, and (iii) the aggregate value of all gifts given to any one Third Party, or received from any one Third Party, were less than $500 for the year.

4.3       Entertainment

Entertainment is an event where the giver is present and participates in the event.

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Providing entertainment that is reasonable and appropriate under the circumstances is an accepted practice to the extent that it is both necessary and incidental to the performance of the Firm’s business.   Multiday golf events, ski trips, etc., must have a demonstrable business purpose.

Pre-Approval & Reporting

Entertainment provided by you must be must be reported to CCO or Designee if valued at $500 or more per person participating in the event.  Third Party air and hotel expenses associated with entertainment are considered a gift if paid by the Firm; payment of same is not permitted unless valued at less than $300 or pre-approved by CCO or Designee.

All entertainment received by you, other than meals and drinks, must be must be reported to CCO or Designee.  There is no minimum value threshold for purposes of this reporting obligation.

You must certify at year end that (i) you have reported and/or sought pre-approval in accordance with the Firm’s gift and entertainment policy, and (ii) the Firm’s entertainment records (which will be shared with you at the time of certification) are accurate.

V.        OUTSIDE ACTIVITIES

5.1              Outside Employment

Each Employee is expected to devote his or her full time and ability to the Firm’s interests during regular working hours and such additional time as may be properly required.  The Firm discourages Employees from holding outside employment, including consulting.  If you are considering taking outside employment, you must submit a request to your supervisor; final approval is required from the CEO and the CCO.

An Employee may not engage in outside employment that: (a) interferes, competes, or conflicts with the interest of the Firm; (b) encroaches on normal working time or otherwise impairs performance; or (c) implies the Firm’s sponsorship or support of an outside organization.  The Firm also prohibits outside employment in the securities brokerage industry.

Employees must abstain from negotiating, approving or voting on any transaction between the Firm and any outside organization with which they are affiliated, whether as a representative of the Firm or the outside organization, except in the ordinary course of their providing services for the Firm on a fully disclosed basis.

5.2       Service as Director

Prior to accepting a position as a director of any entity, an Employee must obtain approval from the CEO and the CCO.  At the time of employment, Employees are also required to disclose their affiliations with any entity as a director or any similar capacity, and future affiliations will be subject to approval.

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For so long as an Employee sits as a director on the board of any entity, or serves in a similar capacity with respect to any entity, such entity shall be placed on the “restricted list” of securities.  The Firm may withdraw approval if the board of the Firm’s general partner concludes that withdrawal is in the Firm’s interest.  Also, if you serve in a capacity for an entity which does not require approval or was disclosed at time of employment, but circumstances later change which would require such approval (e.g., your role has changed to a director role or the entity enters into business relation with the Firm or becomes a client), you must then get approval.

5.3       Fiduciary Appointments

No Employee may accept appointments as executor, trustee, guardian, conservator, general partner or other fiduciary, or any appointment as a consultant in connection with fiduciary or active money management matters, without the prior approval of the CEO and the CCO.  This policy does not apply to appointments involving personal estates or service on the board of a charitable, civic, or non-profit where the Employee does not act as an investment adviser for the entity’s asset or has no control or limited input in the investment decisions for such entity’s assets.  Securities traded by you as a fiduciary will be subject to the Firm’s personal trading policy.

5.4       Compensation, Consulting Fees and Honorariums

If you have received proper approval to serve in an outside organization or to engage in other outside employment, you may retain all compensation paid for such service unless otherwise provided by the terms of the approval.  You are required to report the amount of this compensation to the CCO.  You may not retain compensation received for services on board of directors or as officers of entities where you serve in the course of your employment activities with the Firm.  However, you may retain honorariums received by you for publications, public speaking appearances, instructional courses at educational institutions, and similar activities.  You should direct any questions concerning the permissible retention of compensation to the CCO.

5.5       Publication, Radio or TV Appearances

All outside activities by an Employee involving the publication of articles, or radio or television appearances, must be approved beforehand by the CEO and the CCO, even if not related directly to the Firm's business.

Since securities of Medalist Funds are being offered to sophisticated investors via private offerings, any advertisement or communication related to the Medalist Funds may be deemed a prohibited general solicitation, resulting in a violation of Federal securities laws.  Accordingly, in order to avoid prohibited publicity, requests of any third party (such as the press and analysts) for information should be directed to the CCO.

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5.6       Participation in Public Affairs

The Firm encourages its Employees to support community activities and political processes.  Normally, voluntary efforts should take place outside of regular business hours.  If voluntary effort requires that you work during regular business hours (other than on rare occasions), you should obtain prior approval from your supervisor, and final approval is from the CEO and the CCO.  If you wish to accept an appointive office, or run for elective office, you must first obtain approval from the CEO and the CCO.  You must campaign for an office on your own time and may not use the Firm’s property or service for such purpose without proper reimbursement to the Firm.

In all cases, Employees participating in political activities do so as individuals and not as representatives of the Firm.  To prevent any interpretation of sponsorship or endorsement by the Firm, you should not use either the Firm’s name or its address in material you mail or funds you collect, nor should the Firm be identified in any advertisement or literature, except as necessary in biographical information.

VI.       OTHER EMPLOYEE CONDUCT

6.1       Business Opportunity

Employees may not take advantage of an opportunity that rightfully belongs to the Firm.  Whenever the Firm has been actively soliciting a business opportunity, or a business opportunity has been offered to it, whether or not facilities or personnel have been used in pursuing the opportunity, such opportunity does not belong to Employees and no Employee shall divert the opportunity for their own benefit. Examples of improperly taking advantage of a corporate opportunity include:
•         Selling information to which an Employee has access because of his or her position;
•         Acquiring any real or personal property interest or right when the Firm is known to be interested in the property in question;
•         Receiving a commission or fee on a transaction which would otherwise accrue to the Firm; or
•         Diverting business or personnel from the Firm.

6.2       Dealings with Government and Industry Regulators

If an Employee is contacted by a government official or industry regulator (including, but not limited to, representatives of the SEC or CFTC, a state securities commission, a self-regulating organization such as the FINRA or NFA, or a criminal prosecutor's office such as the District Attorney or U.S. Attorney) other than in the ordinary course of performance of his or her job responsibilities, whether by telephone, letter or office visit, the Employee may not, under any circumstances, engage in any discussion with the contacting party, or take any other action in response to such contact, other than (i) advising the contacting party that all Employees are understanding instructions to refer all such inquiries to counsel for action.  The CCO and the COO shall immediately be informed of such contact.

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It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies.  Such obligations include the filing of appropriate Federal, state and local tax returns, as well as the filing of any applicable forms or reports required by governmental bodies.

6.3       Involvement in Litigation.

An Employee should immediately advise the CCO (or, in his or her absence, the COO) if he or she (i) becomes involved in or is threatened with litigation, an administrative investigation, or legal or disciplinary proceedings of any kind, (ii) is subject to any judgment, suspension, order or arrest, or (iii) is contacted by any governmental or regulatory authority except routine contact outside the scope of his or her employment not involving any allegation of material misconduct or other matter which could reasonably be of interest to the Firm.

6.4       Corporate Property or Services

Employees are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties, or services to the Firm, unless approved by the CEO and the CCO.  Purchase or acceptance of corporate property or use of the services of other Employees for personal purposes are also prohibited.

VII.     CONFIDENTIALITY

Information regarding advice furnished by the Firm to its clients, non-public data furnished to the Firm by any client, work product of the Firm's investment and trading staffs, and other proprietary data and information concerning the Firm (including, but not limited to, its assets under management, investment positions, buy and sell programs, performance record, internal operations, financial information, and client lists), is the exclusive property of the Firm.  Any Employee in possession of such information must keep it strictly confidential, and may not disclose it to third parties or use it for the benefit of any person other than the Firm.  Any violation of the foregoing restriction without the permission of the CCO is grounds for immediate dismissal.  By execution of the annual Code of Ethics Acknowledgement, you agree to adhere to the confidentiality provisions herein.

VIII.    SANCTIONS

Upon discovering a violation of this Code or the Compliance Manual, the Firm may impose such sanctions as it deems appropriate, including, but not limited to, a reprimand (orally or in writing), a reversal of any improper transactions and disgorgement of the profits from such transaction(s), demotion, and suspension or termination of employment.

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IX.       COMPLIANCE

The CCO, in coordination with the CEO and COO, shall be responsible for general administration of the policies and procedures set forth in this Code.  The CCO shall review all reports submitted pursuant to this Code, answer questions regarding the policies and procedures set forth in this Code, update this Code as may be required from time to time, and arrange for appropriate records to be maintained, including copies of all reports and forms submitted under this Code.  The CCO shall also arrange for appropriate Employee briefings on the policies and procedures reflected in this Code, as determined to be appropriate from time to time by the CCO.

The CCO, in coordination with the CEO and COO, may waive any requirement under this Code if the facts and circumstances warrant such waiver.  The CCO shall investigate any possible violations of the policies and procedures set forth in this Code to determine whether sanctions should be imposed, which may include, inter alia, a letter of censure or suspension, termination of employment, or such other course of action as may be deemed appropriate, and shall report his findings and recommendations to the CEO for action.

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ANNEX A

POLICIES AND PROCEDURES
DESIGNED TO DETECT AND PREVENT INSIDER TRADING

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POLICIES AND PROCEDURES
DESIGNED TO DETECT AND PREVENT INSIDER TRADING

Section I.        Policy Statement On Insider Trading.

The Firm forbids any of its Employees from trading, either personally or on behalf of others (including, but not limited to, the Medalist Funds), on material non-public information, or communicating material non-public information to others in violation of the law.  This conduct is frequently referred to as "insider trading".  The Firm's policy applies to every Employee and extends to activities within and outside Employees' duties at the Firm.  Every Employee must read and retain this Policy Statement.  Any questions regarding this Policy Statement should be referred to the CCO, who is responsible for monitoring this Policy Statement and the procedures established therein.

The term "insider trading" is not defined under Federal securities laws, but is generally understood to refer to the use of material non-public information, and to the communication of material non-public information to others, to trade in securities (whether or not one is an "insider" of the issuer of the securities being traded).

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(i)           trading by an insider while in possession of material non-public information;

(ii)        trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

(iii)      an insider, or a non-insider described in clause (ii) above, from communicating material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.  If, after reviewing this Policy Statement, you have any questions, you should consult the CCO.

A.        Who is an Insider?

The concept of "insider" is broad.  It includes all employees of a company.  In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for company purposes.  The Firm may become a temporary insider of a company it advises or for which it performs other services.  Temporary insiders can also include, among others, a company's law firm, accounting firm, consulting firm and banks, and the employees of such organizations.

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B.        What is Material Information?

Trading on inside information is not a basis for liability unless the information is material.  "Material information" is generally defined as (i) information as to which there is a substantial likelihood that a reasonable investor would consider it important in making its investment decisions, (ii) information that, if publicly disclosed, is reasonably certain to have a substantial effect on the price of a company's securities, or (iii) information that could cause insiders to change their trading patterns.  Information that Employees should consider material includes, without limitation, changes in dividend policies, the likelihood of a tender offer, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and significant new products, services or contracts.

Material information can also relate to events or circumstances affecting the market for a company's securities.  For example, in 1987 the U.S. Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.  In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

C.        What is Non-public Information?

Information is non-public until such time as it has been effectively communicated to the market place.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation, would be considered public.  In addition, if information is being disseminated to traders generally by brokers or institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from a corporate insider.

D.        Bases for Liability

Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises where there is a fiduciary relationship.  A relationship must exist between the parties to a transaction such that one party has a right to expect that the other party will disclose any material non-public information or will refrain from trading.

In 1983, the Supreme Court stated that an outsider can acquire the fiduciary duties of an insider (i) by entering into a confidential relationship with a company through which the outsider gains material non-public information (e.g., attorneys, accountants, underwriters or consultants), or (ii) by becoming a "tippee" if the outsider is, or should have been, aware that it has been given confidential information by an insider who has violated its fiduciary duty to the company's shareholders.

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However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure.  The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

Misappropriation Theory

Another basis for insider trading liability is the "misappropriation theory", where liability is established when trading occurs on material non-public information that was stolen or misappropriated from another person.  The Supreme Court found, in 1987, that a columnist defrauded The Wall Street Journal when he stole information from The Wall Street Journal and used it for trading in the securities markets.  It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

E.        Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for entities involved in such unlawful conduct and their employees.  A person can be subject to some or all of the following penalties, even if he or she does not personally benefit from the violation.  Penalties include:

•                     civil injunctions;

•                     treble damages;

•                     disgorgement of profits;

•                     jail sentences; and

•                     fines for the person who committed the violation of up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided.

In addition, any violation of this Policy Statement can be expected to result in severe sanctions by the Firm and its affiliates, including dismissal of any Employees involved.

Section II.       Procedures to Implement the Firm's Policies Against Insider Trading.

The following procedures have been established to aid Employees in avoiding insider trading, and to aid the Firm in preventing, detecting and imposing sanctions against insider trading.  Every Employee must follow these procedures or risk serious sanctions, which may include dismissal, substantial personal liability and criminal penalties.  If you have any questions about these procedures, you should consult the CCO.

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A.        Identify Inside Information

Before trading for yourself or others (including a Medalist Fund) in the securities of a company about which you may potentially have inside information, ask yourself the following questions:

(i)         Is the information material?  Is this information that an investor would consider important in making its investment decisions?  Is this information that would substantially affect the market price of the securities if generally disclosed?  Is this information which could cause insiders to change their trading habits?

(ii)        Is the information non-public?  To whom has this information been provided?  Has the information been filed with the SEC, or been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation, or by appearing on the wire services?

If, after consideration of the above, you believe that the information is material and non-public, or if you have a question as to whether the information is material and non-public, you should take the following steps:

(i)         Immediately report the matter to the CCO (or, in his or her absence, the COO).

(ii)        Do not purchase or sell the securities on behalf of yourself or others, including the Medalist Funds.

(iii)       Do not communicate the information to anyone inside or outside the Firm, other than to the CCO (or, in his or her absence, the COO).

After the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

B.        Personal Securities Trading

All personal trading by Employees is subject to the procedures set forth in Section III of this Code.

C.        Restricting Access to Material Non-public Information

Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within the Firm, except as provided in Section II of this Annex A ("Procedures to Implement the Firm's Policies Against Insider Trading").  The Firm is establishing this policy to help avoid conflicts, appearances of impropriety, and the misuse of confidential, proprietary information.  In addition, care should be taken so that all material non-public information is secure.  For example, files containing material non-public information should be safeguarded, and access to computer files containing material non-public information should be restricted.

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D.        Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in this Annex A, doubt remains as to whether information is material or non-public, or if there are any unresolved questions as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, these matters must be promptly discussed with the CCO (or, in his or her absence, the COO) before trading on the information or communicating it to anyone.

Section III.     Supervisory Procedures

The role of the CCO is critical to the implementation and maintenance of the Firm's policies and procedures against insider trading.  Supervisory procedures can be divided into two classifications:  prevention of insider trading and detection of insider trading.

A.        Prevention of Insider Trading.

To help prevent insider trading, the CCO should:

(i)         familiarize all new Employees with the Firm's policies and procedures;

(ii)        answer questions regarding the Firm's policies and procedures;

(iii)       resolve issues of whether information received by an Employee is material and non-public;

(iv)       review at least annually, and update as necessary, the Firm's policies and procedures;

(v)        when it has been determined that an Employee possesses material non-public information, implement measures to prevent dissemination of such information and, if necessary, restrict Employees from trading in the affected securities; and

(vi)       promptly review each request by an Employee for clearance to trade in specified equity securities or corporate debt securities.

B.        Detection of Insider Trading.

To help detect insider trading (and to monitor against front-running), the CCO should:

(i)         review all brokerage statements submitted with respect to each Employee;

(ii)        review the trading activity of the Medalist Funds; and

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(iii)       compare such statements with such activity reports to determine the existence (or absence) of any suspicious personal trading patterns.

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